UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2016

KBS REAL ESTATE INVESTMENT TRUST II, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-53649	26-0658752
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE
Information for KBS Real Estate Investment Trust II, Inc.’s (the “Company”) stockholders regarding its estimated value per share and other portfolio information is attached as Exhibit 99.1 to this Current Report on Form 8-K.
The information in this Item 7.01 of Form 8-K and the attached Exhibit 99.1 are furnished to the Securities and Exchange Commission (“SEC”), and shall not be deemed to be “filed” with the SEC for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Exchange Act regardless of any general incorporation language in such filing.
ITEM 8.01 OTHER EVENTS
Estimated Value Per Share
On December 14, 2016, the Company’s board of directors approved an estimated value per share of the Company’s common stock of $5.49 based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, or net asset value, divided by the number of shares outstanding, all as of September 30, 2016. There have been no material changes between September 30, 2016 and December 14, 2016 that would impact the overall estimated value per share. The Company is providing this estimated value per share to assist broker-dealers that participated in the Company’s initial public offering in meeting their customer account statement reporting obligations under National Association of Securities Dealers Conduct Rule 2340 as required by the Financial Industry Regulatory Authority (“FINRA”). This valuation was performed in accordance with the provisions of and also to comply with Practice Guideline 2013–01, Valuations of Publicly Registered Non-Listed REITs, issued by the Investment Program Association (“IPA”) in April 2013 (the “IPA Valuation Guidelines”).
The Company’s conflicts committee, composed solely of all of the Company’s independent directors, is responsible for the oversight of the valuation process used to determine the estimated value per share of the Company’s common stock, including the review and approval of the valuation and appraisal processes and methodologies used to determine the Company’s estimated value per share, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. The estimated value per share was based upon the recommendation and valuation prepared by KBS Capital Advisors LLC (the “Advisor”), the Company’s external advisor. The Advisor’s valuation of the Company’s 11 real estate properties was based on appraisals performed by CBRE, Inc. (“CBRE”), an independent third-party valuation firm. CBRE prepared appraisal reports, summarizing key inputs and assumptions, for each of the Company’s real estate properties. The Advisor performed valuations with respect to the Company’s real estate-related investments, cash, other assets, mortgage debt and other liabilities. The methodologies and assumptions used to determine the estimated value of the Company’s assets and the estimated value of the Company’s liabilities are described further below.
The Advisor used the appraised values of the Company’s real estate properties, together with the Advisor’s estimated value of each of the Company’s other assets and the Company’s liabilities, to calculate and recommend an estimated value per share of the Company’s common stock. Based on (i) the conflicts committee’s receipt and review of the Advisor’s valuation report, including the Advisor’s summary of the appraisal reports prepared by CBRE and the Advisor’s estimated value of each of the Company’s other assets and the Company’s liabilities, (ii) the conflicts committee’s review of the reasonableness of the Company’s estimated value per share resulting from the Advisor’s valuation process, and (iii) other factors considered by the conflicts committee and the conflicts committee’s own extensive knowledge of the Company’s assets and liabilities, the conflicts committee concluded that the estimated value per share proposed by the Advisor was reasonable and recommended to the Company’s board of directors that it adopt $5.49 as the estimated value per share of the Company’s common stock. The board of directors unanimously agreed to accept the recommendation of the conflicts committee and approved $5.49 as the estimated value per share of the Company’s common stock, which determination is ultimately and solely the responsibility of the board of directors.

The table below sets forth the calculation of the Company’s estimated value per share as of December 14, 2016, as well as the calculation of the Company’s prior estimated value per share as of December 8, 2015:

	December 14, 2016 Estimated Value per Share	December 8, 2015 Estimated Value per Share (1)	Change in Estimated Value per Share
Real estate properties (2)	$8.00	$8.09	$(0.09)
Real estate-related investments	0.07	0.08	(0.01)
Cash (3)	0.31	1.28	(0.97)
Other assets	0.02	0.02	—
Mortgage debt (4)	(2.79)	(3.71)	0.92
Other liabilities	(0.12)	(0.14)	0.02
Estimated value per share	$5.49	$5.62	$(0.13)
Estimated enterprise value premium	None assumed	None assumed	None assumed
Total estimated value per share	$5.49	$5.62	$(0.13)
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(1) The December 8, 2015 estimated value per share was based upon the recommendation and valuation of the Advisor. The Advisor’s valuation of the Company’s real estate properties was based on appraisals of the Company’s 12 real estate properties performed by CBRE. The Advisor performed valuations of the Company’s real estate-related investments, cash, other assets, mortgage debt and other liabilities. For more information relating to the December 8, 2015 estimated value per share and the assumptions and methodologies used by CBRE and the Advisor, see the Company’s Current Report on Form 8-K filed with the SEC on December 9, 2015.
(2) The decrease in the estimated value of real estate properties per share was primarily due to the sale of one real estate property and decreases in the appraised values of the real estate properties, partially offset by capital additions subsequent to September 30, 2015.
(3) The decrease in cash per share was primarily due to principal repayments on the Company’s mortgage debt.
(4) The decrease in the estimated value of mortgage debt per share was primarily due to principal repayments to pay off certain mortgages, a principal repayment as a result of the sale of one real estate property and amortizing principal payments subsequent to September 30, 2015.
The decrease in the Company’s estimated value per share from the previous estimate was primarily due to the items noted in the table below, which reflect the significant contributors to the decrease in the estimated value per share from $5.62 to $5.49.  The changes are not equal to the change in values of each asset and liability group presented in the table above due to asset sales or payoffs, debt repayments and other factors, which caused the value of certain asset or liability groups to change with no impact to the Company’s fair value of equity or the overall estimated value per share.

Calculation of Estimated Value per Share
December 8, 2015 estimated value per share	$5.62
Changes to estimated value per share
Real estate
Real estate properties	0.10
Property sold through September 30, 2016	(0.02)
Capital expenditures on real estate	(0.26)
Total change related to real estate	(0.18)
Operating cash flows in excess of monthly distributions declared (1)	0.04
Notes payable	0.01
Other changes, net	—
Total change in estimated value per share	$(0.13)
December 14, 2016 estimated value per share	$5.49
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(1) Operating cash flow reflects modified funds from operations (“MFFO”) adjusted to add back the amortization of deferred financing costs. The Company computes MFFO in accordance with the definition included in the practice guideline issued by the IPA in November 2010.

As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties using different assumptions and estimates could derive a different estimated value per share of the Company’s common stock, and this difference could be significant. The estimated value per share is not audited and does not represent the fair value of the Company’s assets less the fair value of the Company’s liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Company’s assets and liabilities or the price at which the Company’s shares of common stock would trade on a national securities exchange. The estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties that are not under contract to sell, debt prepayment penalties or swap breakage fees that could apply upon the prepayment of certain of the Company’s debt obligations or termination of related swap agreements prior to expiration or the impact of restrictions on the assumption of debt. The Company has generally incurred disposition costs and fees related to the sale of each real estate property since inception of 1.7% to 3.5% of the gross sales price less concessions and credits, with the weighted average being approximately 2.3%.  If this range of disposition costs and fees was applied to the Company’s real estate properties, which do not include these costs and fees in the appraised values, the resulting impact on the estimated value per share would be a decrease of $0.14 to $0.28 per share.
The Company’s estimated value per share takes into consideration any potential liability related to a subordinated participation in cash flows the Advisor is entitled to upon meeting certain stockholder return thresholds in accordance with the advisory agreement. For purposes of determining the estimated value per share, the Advisor calculated the potential liability related to this incentive fee based on a hypothetical liquidation of the assets and liabilities at their estimated fair values, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties, and determined that there would be no liability related to the subordinated participation in cash flows.
As of December 14, 2016, the Company had no potentially dilutive securities outstanding that would impact the estimated value per share of the Company’s common stock.
Methodology
The Company’s goal for the valuation was to arrive at a reasonable and supportable estimated value per share, using a process that was designed to be in compliance with the IPA Valuation Guidelines and using what the Company and the Advisor deemed to be appropriate valuation methodologies and assumptions. The following is a summary of the valuation and appraisal methodologies, assumptions and estimates used to value the Company’s assets and liabilities:
Real Estate
Independent Valuation Firm
CBRE(1) was selected by the Advisor and approved by the Company’s conflicts committee and board of directors to appraise the Company’s real estate properties. CBRE is not affiliated with the Company or the Advisor. The compensation the Company paid to CBRE was based on the scope of work and not on the appraised values of the Company’s real estate properties.  The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation, as well as the requirements of the state where each real property is located.  Each appraisal was reviewed, approved and signed by an individual with the professional designation of MAI (Member of the Appraisal Institute). The use of the reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.
CBRE collected all reasonably available material information that it deemed relevant in appraising the Company’s real estate properties. CBRE obtained property-level information from the Advisor, including (i) property historical and projected operating revenues and expenses; (ii) property lease agreements; and (iii) information regarding recent or planned capital expenditures. CBRE reviewed and relied in part on the property-level information provided by the Advisor and considered this information in light of its knowledge of each property’s specific market conditions.
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(1) CBRE is actively engaged in the business of appraising commercial real estate properties similar to those owned by the Company in connection with public securities offerings, private placements, business combinations and similar transactions. The Company engaged CBRE to deliver appraisal reports relating to the Company’s real estate properties and CBRE received fees upon the delivery of such reports. In addition, the Company has agreed to indemnify CBRE against certain liabilities arising out of this engagement. CBRE is an affiliate of CBRE Group, Inc., a parent holding company of affiliated companies that are engaged in the ordinary course of business in many areas related to commercial real estate and related services. In the two years prior to December 14, 2016, CBRE and its affiliates have provided a number of commercial real estate, appraisal, valuation and financial advisory services for the Company and its affiliates and have received fees in connection with such services. CBRE and its affiliates may from time to time in the future perform other commercial real estate, appraisal, valuation and financial advisory services for the Company and its affiliates in transactions related to the properties that are the subjects of the appraisals, so long as such other services do not adversely affect the independence of the applicable CBRE appraiser as certified in the applicable appraisal report.
In the ordinary course of its business, CBRE and its affiliates, directors and officers may structure and effect transactions for their own accounts or for the accounts of their customers in commercial real estate assets of the same kind and in the same markets as the Company’s assets.

In conducting its investigation and analyses, CBRE took into account customary and accepted financial and commercial procedures and considerations as it deemed relevant. Although CBRE reviewed information supplied or otherwise made available by the Company or the Advisor for reasonableness, it assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party and did not independently verify any such information. With respect to operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with CBRE, CBRE assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management and/or the Advisor. CBRE relied on the Company to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.
In performing its analyses, CBRE made numerous other assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond its and the Company’s control, as well as certain factual matters. For example, unless specifically informed to the contrary, CBRE assumed that the Company had clear and marketable title to each real estate property appraised, that no title defects existed, that any improvements were made in accordance with law, that no hazardous materials were present or had been present previously, that no deed restrictions existed, and that no changes to zoning ordinances or regulations governing use, density or shape were pending or being considered. Furthermore, CBRE’s analyses, opinions and conclusions were necessarily based upon market, economic, financial and other circumstances and conditions existing as of or prior to the date of the appraisal, and any material change in such circumstances and conditions may affect CBRE’s analyses and conclusions.  CBRE’s appraisal reports contain other assumptions, qualifications and limitations that qualify the analyses, opinions and conclusions set forth therein.  Furthermore, the prices at which the Company’s real estate properties may actually be sold could differ from their appraised values.
Although CBRE considered any comments to its appraisal reports received from the Company or the Advisor, the final appraised values of the Company’s real estate properties were determined by CBRE.  The appraisal reports for the Company’s real estate properties are addressed solely to the Company to assist the Advisor in calculating and recommending an updated estimated value per share of the Company’s common stock. The appraisal reports are not addressed to the public and may not be relied upon by any other person to establish an estimated value per share of the Company’s common stock and do not constitute a recommendation to any person to purchase or sell any shares of the Company’s common stock. In preparing its appraisal reports, CBRE did not solicit third-party indications of interest for the Company’s real estate properties. In preparing its appraisal reports, CBRE also did not, and was not requested to, solicit third party indications of interest for the Company’s common stock in connection with possible purchases thereof or the acquisition of all or any part of the Company. While CBRE was responsible for providing appraisals for the Company of its real estate properties, CBRE was not responsible for, did not calculate, and did not participate in, the determination of the estimated value per share of the Company’s common stock.
The foregoing is a summary of the standard assumptions, qualifications and limitations that generally apply to CBRE’s appraisal reports. All of the CBRE appraisal reports, including the analyses, opinions and conclusions set forth in such reports, are qualified by the assumptions, qualifications and limitations set forth in the respective appraisal reports.
Real Estate Valuation
As of September 30, 2016, the Company owned 11 real estate properties (consisting of 10 office properties and an office campus consisting of eight office buildings). CBRE appraised each of the Company’s real estate properties using various methodologies including the direct capitalization approach, discounted cash flow analyses and sales comparison approach and relied primarily on 10-year discounted cash flow analyses for the final appraisal of each of the properties. CBRE calculated the discounted cash flow value of the Company’s real estate properties using property-level cash flow estimates, terminal capitalization rates and discount rates that fall within ranges it believes would be used by similar investors to value the Company’s real estate properties based on recent comparable market transactions adjusted for unique property and market-specific factors.
The total appraised value of the Company’s real estate properties as of September 30, 2016 was $1.511 billion. The total cost basis of these properties as of September 30, 2016 was $1.608 billion. This amount includes the purchase price of $1.407 billion, $182.4 million in capital expenditures, leasing commissions and tenant improvements since inception and $18.6 million of acquisition fees and expenses. The appraised value of the Company’s real estate properties as of September 30, 2016 compared to the total acquisition cost of these properties plus subsequent capital expenditures, leasing commissions and tenant improvements and acquisition fees and expenses through September 30, 2016, results in an overall decrease in the real estate value of the properties of approximately 6.02%.

The following table summarizes the key assumptions that CBRE used in the 10-year discounted cash flow models to arrive at the appraised values for the Company’s real estate properties:

	Range in Values	Weighted-Average Basis
Terminal capitalization rate	6.00% to 8.25%	6.99%
Discount rate	6.75% to 10.00%	8.08%
Net operating income compounded annual growth rate (1)	(1.73)% to 22.33%	4.88%
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(1) The net operating income compounded annual growth rates (the “CAGRs”) reflect both the contractual and market rents and reimbursements (in cases where the contractual lease period is less than the hold period of the property) net of expenses over the holding period. The range of CAGRs shown is the constant annual rate at which the net operating income is projected to grow to reach the net operating income in the final year of the hold period for each of the properties. The high-end range in values reflects the lease up of a property with a considerable amount of vacancy and that was 52% leased as of September 30, 2016.
While the Company believes that CBRE’s assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the appraised value of the Company’s real estate properties and thus, the Company’s estimated value per share. The table below illustrates the impact on the estimated value per share if the terminal capitalization rates or discount rates CBRE used to appraise the Company’s real estate properties were adjusted by 25 basis points, assuming all other factors remain unchanged. Additionally, the table below illustrates the impact on the Company’s estimated value per share if the terminal capitalization rates or discount rates were adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Terminal capitalization rates	$0.21	$(0.14)	$0.27	$(0.19)
Discount rates	0.19	(0.12)	0.28	(0.22)
Finally, each 1% change in the appraised value of the Company’s real estate properties would result in a change of $0.08 to the estimated value per share, assuming all other factors remain unchanged.
Real Estate Loan Receivable
As of September 30, 2016, the Company owned one real estate loan receivable. The estimated value for the Company’s real estate loan receivable is equal to the GAAP fair value disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2016, but does not equal the book value of the loan in accordance with GAAP. The value of the real estate loan receivable was estimated by applying a discounted cash flow analysis over the remaining expected life of the investment, excluding any potential transaction costs. The cash flow estimate used in the analysis during the term of the investment was based on the investment’s contractual cash flow, which the Company anticipates it will receive. The expected cash flow for the loan was discounted at a rate that the Company expects a market participant would require for an instrument with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral, current performance, credit enhancements and other factors.
The cost of the Company’s real estate loan receivable was $14.1 million, including $23,000 of origination fees and costs and $0.4 million of principal repayments. As of September 30, 2016, the fair value of the Company’s real estate loan receivable was $14.3 million and the outstanding principal balance was $14.1 million. The discount rate applied to the cash flow from the real estate loan receivable, which has a remaining term of 1.8 years, was approximately 7.0%. Similar to the valuation for real estate, a change in the assumptions and inputs would change the fair value of the Company’s real estate loan receivable and thus, the Company’s estimated value per share. Assuming all other factors remain unchanged, a decrease or increase in the discount rates of 25 basis points would have no impact on the estimated value per share and, additionally, a 5% decrease or increase in the discount rates would have no impact on the estimated value per share.
Notes Payable
The estimated values of the Company’s notes payable are equal to the GAAP fair values disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2016. The estimated value of the Company’s notes payable does not equal the book value of the loans in accordance with GAAP. The GAAP fair values of the Company’s notes payable were determined using a discounted cash flow analysis. The discounted cash flow analysis was based on projected cash flow over the remaining loan terms, including extensions the Company expects to exercise, and on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio and type of collateral.

As of September 30, 2016, the GAAP fair value and carrying value of the Company’s notes payable were $526.1 million and $523.8 million, respectively. The weighted-average discount rate applied to the future estimated debt payments was approximately 2.85%. The Company’s notes payable have a weighted-average remaining term of 1.3 years. The table below illustrates the impact on the Company’s estimated value per share if the discount rates were adjusted by 25 basis points, assuming all other factors remain unchanged, with respect to the Company’s notes payable. Additionally, the table below illustrates the impact on the estimated value per share if the discount rates were adjusted by 5% in accordance with the IPA Valuation Guidelines, assuming all other factors remain unchanged:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Discount rates	$(0.01)	$0.01	$(0.01)	$0.01
Other Assets and Liabilities
The carrying values of a majority of the Company’s other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as straight-line rent receivables, lease intangible assets and liabilities, capital expenditures payable, deferred financing costs, unamortized lease commissions and unamortized lease incentives, have been eliminated for the purpose of the valuation due to the fact that the values of those balances were already considered in the valuation of the related asset or liability. The Advisor has also excluded redeemable common stock, as temporary equity does not represent a true liability to the Company and the shares that this amount represents are included in the Company’s total outstanding shares of common stock for purposes of calculating the estimated value per share of the Company’s common stock.
Limitations of the Estimated Value Per Share
As mentioned above, the Company is providing this estimated value per share to assist broker dealers that participated in the Company’s initial public offering in meeting their customer account statement reporting obligations. This valuation was performed in accordance with the provisions of and also to comply with the IPA Valuation Guidelines. The estimated value per share set forth above will first appear on the December 31, 2016 customer account statements that will be mailed in January 2017. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share of the Company’s common stock, and this difference could be significant. The estimated value per share is not audited and does not represent the fair value of the Company’s assets less the fair value of the Company’s liabilities according to GAAP.
Accordingly, with respect to the estimated value per share, the Company can give no assurance that:

•	a stockholder would be able to resell his or her shares at this estimated value per share;

•
a stockholder would ultimately realize distributions per share equal to the Company’s estimated value per share upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;

•	the Company’s shares of common stock would trade at the estimated value per share on a national securities exchange;

•	an independent third-party appraiser or other third-party valuation firm would agree with the Company’s estimated value per share; or

•	the methodology used to calculate the Company’s estimated value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.

Further, the estimated value per share as of December 14, 2016 is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by the number of shares outstanding, all as of September 30, 2016. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets, in response to the real estate and finance markets and due to other factors. The estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share does not take into account estimated disposition costs and fees for real estate properties that are not under contract to sell, debt prepayment penalties or swap breakage fees that could apply upon the prepayment of certain of the Company’s debt obligations or termination of related swap agreements prior to expiration or the impact of restrictions on the assumption of debt. The Company has generally incurred disposition costs and fees related to the sale of each real estate property since inception of 1.7% to 3.5% of the gross sales price less concessions and credits, with the weighted average being approximately 2.3%.  If this range of disposition costs and fees was applied to the Company’s real estate properties, which do not include these costs and fees in the appraised values, the resulting impact on the estimated value per share would be a decrease of $0.14 to $0.28 per share. The Company currently expects to utilize the Advisor and/or an independent valuation firm to update the estimated value per share no later than December 2017.
Share Redemption Program
The Company’s share redemption program provides only for redemptions sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in the share redemption program and, together with redemptions sought in connection with a stockholder’s death, “Special Redemptions”). In accordance with the Company’s share redemption program, these Special Redemptions are made at a price per share equal to the most recent estimated value per share of the Company’s common stock as of the applicable redemption date. On December 14, 2016, the Company’s board of directors approved an estimated value per share of the Company’s common stock of $5.49 based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, divided by the number of shares outstanding, all as of September 30, 2016. The Company redeems shares on the last business day of each month. The change in the redemption price is effective for the December 2016 redemption date, which is December 30, 2016. For a stockholder’s shares to be eligible for redemption in a given month or to withdraw a redemption request, the Company must receive a written notice from the stockholder or from an authorized representative of the stockholder in good order and on a form approved by the Company at least five business days before the redemption date, or by December 22, 2016 in the case of the December 30, 2016 redemption date.
Such Special Redemptions are subject to an annual dollar limitation, which is $10.0 million in the aggregate for the calendar year 2016 (subject to review and adjustment during the year by the board of directors), and further subject to the limitations described in the share redemption program. On December 9, 2016, the Company’s board of directors approved the same annual dollar limitation of $10.0 million in the aggregate for the calendar year 2017 (subject to review and adjustment during the year by the board of directors), and further subject to the limitations described in the share redemption program. The complete share redemption program document is filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on May 19, 2014 and is available at the SEC’s website at http://www.sec.gov.
Historical Estimated Values per Share
The historical reported estimated values per share of the Company’s common stock approved by the board of directors are set forth below:

Estimated Value per Share	Effective Date of Valuation	Filing with the Securities and Exchange Commission
$5.62	December 8, 2015	Current Report on Form 8-K, filed December 9, 2015
$5.86	December 4, 2014	Current Report on Form 8-K, filed December 4, 2014
$6.05 (1)	September 22, 2014	Current Report on Form 8-K, filed September 23, 2014
$10.29	December 18, 2013	Current Report on Form 8-K, filed December 19, 2013
$10.29	December 18, 2012	Current Report on Form 8-K, filed December 19, 2012
$10.11	December 19, 2011	Current Report on Form 8-K, filed December 21, 2011
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(1) The estimated value per share of $6.05 resulted, in part, from the payment of a special distribution of $4.50 per share of common stock to stockholders of record as of September 15, 2014. Excluding the impact of the special distribution, the Company’s estimated value per share of common stock would have been $10.55 as of September 22, 2014. The Company’s board of directors declared special distributions in the amount of $3.75, $0.30 and $0.45 per share on the outstanding shares of the Company’s common stock on July 8, 2014, August 5, 2014 and August 29, 2014, respectively, for an aggregate amount of $4.50 per share of common stock, to all stockholders of record as of the close of business on September 15, 2014. These special distributions were paid on September 23, 2014 and were funded from the Company’s proceeds from the disposition of nine real estate properties between May 2014 and August 2014 as well as cash on hand resulting primarily from the repayment or sale of five real estate loans receivable during 2013 and 2014.

Forward-Looking Statements
The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward-looking statements. The Company makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management. The appraisal methodology for the Company’s real estate properties assumes the properties realize the projected net operating income and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though the appraisals of the real estate properties, with respect to CBRE, and the valuation estimates used in calculating the estimated value per share, with respect to the Company and the Advisor, are the respective party’s best estimates as of September 30, 2016 or December 14, 2016, as applicable, the Company can give no assurance in this regard. Even small changes to these assumptions could result in significant differences in the appraised values of the Company’s real estate properties and the estimated value per share. The forward-looking statements also depend on factors such as: future economic, competitive and market conditions; the Company’s ability to maintain occupancy levels and rental rates at its real estate properties; the borrower under the Company’s loan investment continuing to make required payments under the loan documents; and other risks identified in Part I, Item IA of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and in Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016, both as filed with the SEC. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated value per share.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Ex.	Description

99.1	Presentation to Stockholders

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: December 15, 2016	By:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer